UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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CyberOptics Corporation
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CYBEROPTICS CORPORATION
5900 Golden Hills Drive
Minneapolis, MN 55416

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 20, 2016

To the Shareholders of CYBEROPTICS CORPORATION:

The Annual Meeting of Shareholders of CyberOptics Corporation will be held on Friday, May 20, 2016, at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, 15th Floor, Minneapolis, Minnesota at 3:00 p.m. for the following purposes:

1.	To elect five directors to serve until the annual meeting in 2017;

2.	To approve amendments to the CyberOptics Corporation 1998 Stock Incentive Plan, as amended;

3.	To approve the CyberOptics Corporation Non-Employee Director Stock Plan;

4.	To approve, on a nonbinding advisory basis, the compensation to our executive officers described in the Proxy Statement;

5.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm; and

6.	To consider such other matters as may properly come before the meeting or any adjournments thereof.

Only holders of record of Common Stock at the close of business on April 8, 2016 will be entitled to receive notice of and to vote at the meeting. Shareholders who do not expect to attend the meeting in person are urged to fill in, date, sign and promptly return the proxy in the enclosed envelope, or, for registered shareholders, promptly return your proxy online at www.proxypush.com/cybe, as described more completely on the enclosed proxy card. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

By Order of the Board of Directors

Jeffrey A. Bertelsen
Secretary

Minneapolis, Minnesota
April 12, 2016

Important notice
regarding the availability of proxy materials for the shareholder meeting to be held on May 20, 2016.
Our Proxy Statement, the form of our proxy card, and
Annual Report on Form 10-K can be viewed online at http://www.idelivercommunications.com/proxy/cybe/

CYBEROPTICS CORPORATION
5900 Golden Hills Drive
Minneapolis, MN 55416

PROXY STATEMENT
Annual Meeting of Shareholders to be held
on May 20, 2016

We have prepared this Proxy Statement on behalf of our Board of Directors for use in soliciting proxies for our Annual Meeting of Shareholders to be held Friday, May 20, 2016. The annual meeting will be held on the 15th floor of the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, Minnesota at 3:00 p.m. We will bear the cost of soliciting proxies, including the cost of preparing and mailing the Notice of Annual Meeting of Shareholders and this Proxy Statement. We have not retained a proxy solicitation agent or any other consulting firm to assist us with the proxy process. Instead, our officers or other regular employees may solicit proxies in person, by mail, telephone or facsimile, but will not receive any special compensation for these services.

The only matters that our Board of Directors knows will be presented at the annual meeting are the (i) election of five directors to serve until the annual meeting in 2017, (ii) approval of amendments to our 1998 Stock Incentive Plan, as amended, (iii) approval of the Non-Employee Director Stock Plan, (iv) approval, on a nonbinding advisory basis, of the compensation of our executive officers described in this Proxy Statement, and (v) ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm. The Board of Directors recommends that you vote in favor of the election of each director who has been nominated, in favor of approval of the proposed amendments to our 1998 Stock Incentive Plan, as amended, in favor of approval of the proposed Non-Employee Director Stock Plan, in favor of the executive compensation described in this Proxy Statement, and in favor of the ratification of Grant Thornton LLP as our independent registered public accounting firm. If you return a signed proxy form and any other matter properly comes before the meeting, the persons named in the proxy form will have authority to vote your shares on the additional matter in accordance with their judgment.

VOTING RIGHTS AND PROCEDURES

If you return a proxy card, we will vote your shares in the manner that you have directed in the card. If you complete the proxy card but do not direct us how to vote, your shares will be voted for the election of the nominees for director named in this Proxy Statement, for approval of the amendments to our 1998 Stock Incentive Plan, as amended, for approval of the Non-Employee Director Stock Plan, for approval of the executive compensation described in this Proxy Statement, and for the ratification of appointment of Grant Thornton LLP as our independent registered public accounting firm, and in the manner the proxies decide on any other matter properly brought before the meeting. If you “withhold vote for” one or more directors or “abstain from” the vote on the amendments to our 1998 Stock Incentive Plan, as amended, the Non-Employee Director Stock Plan, executive compensation as described in this Proxy Statement or the ratification of our independent registered public accounting firm, we will consider your shares present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of the item for which you have withheld your vote for or abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority to vote shares, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote on the matter for which the broker lacks discretionary authority.

You may revoke your proxy at any time before the meeting by delivering to our Secretary a written notice of termination of the proxies’ authority, or a signed proxy bearing a later date.

You must be a holder of record of our Common Stock at the close of business on April 8, 2016, to receive notice of and to vote at the meeting. On April 8, 2016, we had 6,778,265 shares of Common Stock outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.

Enclosed with this Proxy Statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2015. We are mailing this Proxy Statement and proxy card on or about April 12, 2016.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Nominating Committee has nominated five persons for election at the Annual Meeting: Alex B. Cimochowski, Craig D. Gates, Subodh Kulkarni, Irene M. Qualters and Michael M. Selzer, Jr. Each nominee is currently a director of the Company, and has served as a director for the periods indicated below. The following information is furnished with respect to each nominee as of February 15, 2016:

Alex B. Cimochowski, age 76, has been a director of CyberOptics since its formation in 1984. Mr. Cimochowski, received a BS in Engineering Physics from Penn State and a MS from the Massachusetts Institute of Technology, and started his career as an engineer with IBM Corporation. From 1964 until 1983, he held various management positions with Control Data Corporation, then the largest producer of supercomputers in the world, including Group Vice President. He founded Edge Computer Corporation in 1983, a venture capital backed company that developed a complete computer workstation, that was for a time during the early stages of the desktop computer industry the fastest workstation available. He was President of Edge until 1988. From 1988 until 1995, he was Chief Executive Officer of Delphax Systems, a manufacturer of high speed electronic printing solutions. From 1996 until his retirement in 2009, Mr. Cimochowski was President and owner of Four Peaks Technologies, Inc., a printing company. Mr. Cimochowski brings to our Board not only historical perspective of the operations of CyberOptics, but detailed knowledge of the computer development process, assembly process and markets, and substantial experience with the management and finance of both emerging and established companies.

Craig D. Gates, age 57, has been a director of the Company since February 2012. Mr. Gates has been a director since July 2009 and President and Chief Executive Officer since April 2009 of Key Tronic Corporation, a publicly held electronic manufacturing services company. He was Executive Vice President of Marketing, Engineering and Sales of Key Tronic from July 1997 to April 2009; Vice President and General Manager of New Business Development of Key Tronic from October 1995 to July 1997; and Vice President of Engineering of Key Tronic from October 1994 to October 1995. From 1982 to October 1994, Mr. Gates held various engineering and management positions with the Microswitch Division of Honeywell Inc., lastly as Director of Operations, Electronics. Mr. Gates has a Bachelor of Science Degree in Mechanical Engineering and a Masters in Business Administration from the University of Illinois, Urbana. Mr. Gates brings to our Board considerable experience as the chief executive officer of a growing public company in an electronics market served by the Company, as well as valuable technical and management experience in engineering and development.

Subodh Kulkarni, age 51, has been a director of CyberOptics since 2009, has been our President and Chief Executive Officer since February 2014, was our Executive Chairman from September 2013 to February 2014 and was lead director from December 2012 until election as Executive Chairman. He was Chief Executive Officer from January 2013 to February 2014 of Prism Computational Sciences, a developer of software tools for scientific and commercial applications in simulation of hot gases and plasma used in many applications, including the semiconductor industry. He was Chief Technology Officer and Senior Vice President, OEM/Emerging Business, of Imation Corporation from 2009 until 2012; Vice President, Global Commercial Business, R&D and Manufacturing of Imation from 2007 through 2009; Vice President, R&D and Manufacturing of Imation from 2006 through 2007; Vice President of R&D of Imation from March 2006 until October 2006; and Executive Director of R&D of Imation from 2004 until March 2006. Prior to 2004, Dr. Kulkarni held various research management positions with 3M Corporation, and prior to that, with IBM. Dr. Kulkarni received his B.S. in chemical engineering (first in his class) from IIT—Bombay, India, and went on to obtain a master’s degree and a PhD in chemical engineering from the Massachusetts Institute of Technology, with thesis work on disilane surface decomposition—used in the manufacture of semiconductors. He has won a number of awards for commercializing technologies he and others have developed in the electronics industry. Dr. Kulkarni brings to our Board significant expertise in management of technology-focused entities, in commercialization of technologies in the electronics, computer and semiconductor industries, and in the markets for our products.

Irene M. Qualters, age 66, has been a director of CyberOptics since 1999. Since December 2009, she has been employed at the National Science Foundation where she is currently the Division Director for Advanced Cyberinfrastructure. From 2008 until 2009, she was Senior Vice President—Products of Silicon Graphics, Inc., a manufacturer of high-performance computing solutions. From 2005 until 2008, Ms. Qualters was Vice President, Software Engineering of Ageia Technologies, Inc., a developer of gaming physics technology. From 1999 until 2005, she was Vice President, Research Information Services at Merck & Company, a global pharmaceuticals company. From 1995 until 1999, she held various executive positions with Cray Research, a developer of super computers, lastly as President of Cray Research and Senior Vice President of Silicon Graphics, Inc., then its holding company. Ms. Qualters received her Bachelor’s degree from Duquesne University, and a Masters in Computer Science from the University of Detroit. Ms. Qualters has significant technical and senior management experience in both start-up and public companies. She brings particular expertise regarding the computer industry, where she engaged in both software and semiconductor development.

Michael M. Selzer, Jr., age 63, has been a director of CyberOptics since 1999 and Chairman of the Board since February 2014. Mr. Selzer was the President of the South Dakota School of Mines and Technology Foundation from 2011 until his retirement in 2015. From 2009 until 2011, he served as a consultant to medical products companies. He was a founder of ConcepTx Medical, Inc., a developmental-stage medical device company, and served as the Chief Executive Officer and a director of ConcepTx, from 2007 until 2009. He was President, Chief Executive Officer and director of Optobionics Corp., a technology startup that attempted to apply semiconductors to human optical disorders, from 2003 until 2007. He was Chief Executive Officer of Urologix, Inc., a publicly held, medical device manufacturer from 1999 to 2003 and was Vice President and General Manager–Neurostimulation Business of Medtronic, Inc. from 1994 until December 1998. Mr. Selzer received his B.S. in electrical engineering from South Dakota School of Mines and his MBA from Arizona State University. Mr. Selzer brings to the Board expertise in semiconductor and circuit board fabrication, as well as considerable experience and expertise in public company management and sales, and emerging company finance, operations and management.

All nominees that are elected will serve until the next annual meeting or until their earlier death, resignation, removal or disqualification. We intend to vote the proxies in favor of the nominees named above as directors, unless you otherwise direct us in the proxy card. If a nominee for director becomes unavailable for any reason, proxies may be voted for another candidate in accordance with the best judgment of the persons named in the proxy form. We have no reason to believe that any candidate will be unavailable.

Directors are elected by a plurality of votes cast. The five nominees receiving the highest number of votes will be elected. The Board of Directors recommends a vote FOR each nominee.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND ITS COMMITTEES,
AND OTHER CORPORATE GOVERNANCE MATTERS

Our Board and Board Leadership

Composition and Independence. Under the Minnesota Business Corporation Act and our Articles of Incorporation and Bylaws, our business and affairs are managed under the direction of our Board of Directors. Our officers are responsible for day to day management of operations. Our Board currently consists of five members, all of whom are standing for reelection at the annual meeting.

We require that a majority of the members of our Board of Directors be “independent” within the meaning of the requirements of the Nasdaq listing standards. Based on information contained in questionnaires completed by each nominee for director and otherwise available to us, and based on inquiry of each of our directors, our Board of Directors has concluded that each of Mr. Cimochowski, Mr. Gates, Ms. Qualters and Mr. Selzer, constituting a majority of our Board, is independent not only within the meaning of the Nasdaq Marketplace Rules, but within the meaning of the heightened standards applicable to members of an audit committee contained in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 and Rule 5605(c)(2)(A) of the Nasdaq Marketplace Rules. In considering the independence of our directors, our Board inquired and was advised that, to the knowledge of these individuals, neither they nor any member of their immediate family had engaged in any transaction with us except in their capacities as directors.

The only business relationship between CyberOptics and our directors and their affiliates that was considered by the Board when assessing the independence of our non-employee directors is the relationship between CyberOptics and Key Tronic Corporation, a company for which Mr. Gates serves as President and Chief Executive Officer and a director. The Board determined that this relationship, which is described later in this Proxy Statement under the heading “Related Person Transactions,” did not impair Mr. Gates’ independence because the transactions between the Company and Key Tronic are immaterial to the gross revenues of CyberOptics, and the relationship between the companies’ had no unique characteristics that would interfere with Mr. Gates’ exercise of independent judgment in carrying out his responsibilities as a director of the Company.

Meetings and Attendance. Our Board strives to maintain sound corporate governance, consistent with the scope of our operations and the integrity of our personnel. Accordingly, attendance by our Board members at all meetings has been a continuing goal and we devote considerable effort to scheduling meetings so that all directors may attend and may review financial information regarding our quarterly and annual results prior to public release. During the year ended December 31, 2015, we had four meetings of the Board, each of which was attended by all directors. Each director attended at least 85% of the meetings of the Board and the committees on which such director served. Our directors met in separate, executive session without management four times during 2015.

We require that all Board members use their best efforts to attend our annual shareholder meeting. All of our directors attended the annual meeting of shareholders held on May 18, 2015.

Our Chairman. Since September 2013, we have separated the roles of Chief Executive Officer and Chairman. Dr. Kulkarni served as Executive Chairman until he assumed the role of Chief Executive Officer at the end of January 2014, and Michael M. Selzer, Jr., an independent Board member, currently serves as our Chairman of the Board.

Responsibility for Risk Management. Our Board considers the identification and management of risk a responsibility of the Board as a whole. Nevertheless, our Audit Committee has specifically undertaken to identify and direct management in the control of financial risk, and in its role in reviewing the periodic reports we file with the Securities and Exchange Commission, continues to focus on articulating known risks and identifying them for the Board. The Audit Committee considers and acts on transactions that may involve a conflict of interest between the Company and our management, the Board and employees and members of their immediate family, and administers our Code of Ethics.

Our Compensation Committee is responsible for ensuring that the executive compensation plans and stock benefit plans that it establishes and oversees do not encourage our officers and employees to undertake unnecessary risks. The Compensation Committee has concluded that our compensation policies are not likely to encourage risks that would have a material adverse effect on the Company. The Compensation Committee’s conclusion is based, in part, on the size and time-based vesting of awards under our 1998 Stock Incentive Plan, as amended, as well as the multiple Company performance criteria required for pay-out of incentive compensation to our executives under our annual management cash incentive plan.

Our Nominating and Corporate Governance Committee considers risks presented by changing law and regulation and recommends changes in governance and operations to comply. Our Nominating and Corporate Governance Committee has also prepared a management succession plan, which it periodically revisits and revises to address the risk of loss of an executive. Each of these committees reports its recommendations on risk management to the Board as a whole.

Committees of Our Board

Our Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has a written charter. Copies of the charters for all three committees may be reviewed on our website at www.cyberoptics.com.

Audit Committee. Our Audit Committee assists our Board in overseeing and monitoring our accounting and financial reporting processes, audits of our financial statements, the independence and performance of our independent accounting firm and our compliance with legal and regulatory requirements. The Audit Committee reviews all interested party transactions and oversees our Code of Business Conduct and Ethics. The Audit Committee generally requires any transaction between the Company and a director or officer, the immediate family of a director or officer, or any entity that a director or officer controls to be reported to our Ethics Officer. The Ethics Officer, in turn, is obligated to report the transaction to the Audit Committee. Although it has not adopted written standards of approval, the Audit Committee generally considers these transactions consistent with its fiduciary obligations and approves transactions only if they are fair and reasonable, in the best interests of the Company, and on terms no less favorable than could be obtained from an unaffiliated third party.

The Audit Committee has sole authority to appoint, determine funding for, retain and oversee our independent registered public accounting firm and to pre-approve all audit services and permissible non-audit services. It is our policy to present to the entire Audit Committee proposals for all audit services and permissible non-audit services prior to engagement.

Our Audit Committee consists of Mr. Cimochowski (Chair), Mr. Gates and Ms. Qualters. Each of Mr. Cimochowski, Mr. Gates and Ms. Qualters is an “independent director” within the meaning of Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 and Nasdaq listing standards applicable to audit committees. Our Board of Directors has identified Mr. Cimochowski as an “audit committee financial expert” within the definition established by the Securities and Exchange Commission. The Audit Committee held six meetings during 2015. All members of the Committee attended 100% of the meetings, except for Ms. Qualters, who attended four of the six meetings. The report of the Audit Committee is contained later in this Proxy Statement under the heading “Report of the Audit Committee of the Board of Directors.”

Compensation Committee. Our Compensation Committee establishes the compensation of our executive officers, including our Chief Executive Officer, administers our stock-based benefit plans, including our 1998 Stock Incentive Plan, as amended, and our Employee Stock Purchase Plan, and makes recommendations to our Board regarding director compensation. The Compensation Committee currently consists of Ms. Qualters (Chair), Mr. Selzer and Mr. Cimochowski, each of whom is an independent director under Nasdaq listing standards, including the listing standards applicable to compensation committee independence. During 2015, the Compensation Committee held two meetings. All members of the Compensation Committee attended both of the meetings.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, recommends to the Board nominees to fill vacancies in membership of the Board as they occur, recommends a slate of nominees for election as directors at the annual meeting, and monitors our corporate governance function. The Nominating Committee currently consists of all of our independent directors, including Mr. Selzer (Chair), Mr. Cimochowski, Mr. Gates and Ms. Qualters. During 2015, the Nominating and Corporate Governance Committee held one meeting. All members of the Committee attended the meeting.

We require that each nominee for director be an individual of the highest character and integrity, have substantial experience that is of particular relevance to the Company, have sufficient time available to devote to our affairs, and represent the best interests of all our stakeholders, including our shareholders. Because of the business in which the Company functions, a technical background, or a background in marketing, sales, finance or related pursuits for technology companies is favored. The Nominating and Corporate Governance Committee has discretion as to the determination of which individuals will best fit these criteria. We believe that all of the current nominees to the Board possess these characteristics. Although the Nominating and Corporate Governance Committee considers the diversity of Board members, including diversity of experience, gender and ethnicity, when considering candidates, we have not adopted any diversity policies in the nomination of candidates for director. We believe our current Board members reflect our commitment to diversity.

When seeking additions to, or replacements for, Board positions, we first poll members of the Nominating and Corporate Governance Committee, and the Board as a whole, as to the specific characteristics that they perceive are most desirable for an additional member of the Board, which normally includes characteristics that Board members believe may be partially absent among the current board. Although we could employ a search firm in the future, we have historically been able to locate suitable candidates through the recommendations of members of our Board and our professional advisors. After candidates are identified, a background check is completed and the resume of each candidate is circulated among members of the Nominating and Corporate Governance Committee. If the Nominating and Corporate Governance Committee believes that it is advisable to proceed with a candidate, the candidate is interviewed by several members of the Nominating and Corporate Governance Committee and the Chairman of the Board, and the impressions generated from these interviews are circulated to all members of the Nominating and Corporate Governance Committee and discussed at a meeting of the committee. If the impressions are favorable and the Nominating and Corporate Governance Committee so determines, the candidate is asked to stand for election.

All of the nominees for the 2016 annual meeting are currently directors and are being re-nominated for election as directors. Although most candidates have originated from recommendations of officers, Board members, or professional advisors, the Nominating and Corporate Governance Committee will consider suggestions from other stakeholders, including shareholders, for nominees for director. A candidate suggested by a shareholder would be considered using the same process as a candidate suggested by an officer, Board member or adviser. Any shareholder who wishes to recommend that a specific individual (other than the shareholder and other than someone who would not be independent under Nasdaq listing standards) be considered for nomination for election to the Board of Directors should contact the Board with specific information about the proposed nominee, including an appropriate resume. Methods of communicating with our Board are described on our website at www.cyberoptics.com. The Nominating and Corporate Governance Committee will consider these recommendations, but has absolute discretion as to whether to recommend any individual for nomination. For the 2016 annual meeting, we did not receive any nominations from shareholders.

Code of Conduct and Shareholder Communications with the Board

Our Code of Business Conduct and Ethics, which is posted on our website at www.cyberoptics.com, is applicable to all of our officers, directors and employees, including our senior financial officers.

We have also established procedures for communication by our shareholders with our directors. Shareholders may send communications by mail to the attention of:

Ethics Officer
CyberOptics Corporation
5900 Golden Hills Drive
Golden Valley, Minnesota 55416

You may also send communications by e-mail to board@cyberoptics.com. Our Ethics Officer will review all communications received and provide copies, or summaries, of those communications which are not frivolous or vexatious to the Chair of our Audit Committee for consideration. These procedures may also be found at our website at www.cyberoptics.com.

Compensation of Our Independent Directors

None of Mr. Cimochowski, Mr. Gates, Ms. Qualters or Mr. Selzer receives any compensation from us for services other than services in their capacities as members of our Board of Directors or of a committee of our Board of Directors. For 2015, we paid our independent directors an annual retainer of $25,000 plus directors’ fees of $1,000 per meeting of the Board of Directors attended in person and $500 per meeting of the Board of Directors attended by conference call. We also paid fees of $500 for each meeting of a committee attended that is not associated with a Board meeting. Our independent director serving as Chairman receives an additional annual retainer of $5,000. Until 2008, each independent director automatically received an option under our Stock Option Plan for Non-Employee Directors to purchase 4,500 shares on the date of each annual meeting. These options were fully exercisable from the date of grant at a price equal to the fair market value of our Common Stock on that date. Effective with our 2008 annual meeting, these option grants were replaced with the grant of 1,000 shares to each non-employee director at the annual meetings at which they are reelected. We do not currently provide any other form of compensation to our directors who are not employees.

Beginning in 2016, each of our non-employee directors will receive a $30,000 annual retainer (which will be paid in four equal quarterly installments) and our Board Chairman will continue to receive a $5,000 annual retainer. Director fees for attendance at Board meetings or for participation in committee meetings will be eliminated. Beginning with our annual meeting in 2016, and assuming the proposed Non-Employee Director Stock Plan is approved by our shareholders, each of our non-employee directors will receive an option to acquire 4,000 shares of our Common Stock and 2,000 shares of our Common Stock on the date of each annual meeting at which such non-employee director is elected. The options granted will be fully exercisable at a price equal to the fair market value of our Common Stock on the date of grant, and the shares granted will be fully vested.

During 2015, we provided the following compensation to directors who were not also employees:

Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards[1]	Total
Alex B. Cimochowski	$31,000	$10,360	$41,360
Craig D. Gates	$31,000	$10,360	$41,360
Irene M. Qualters	$31,000	$10,360	$41,360
Michael M. Selzer, Jr.	$34,000	$10,360	$44,360

[1]	Stock awards represent the expense recorded in 2015 for 1,000 shares of Common Stock granted to each reelected director based on the $10.36 closing price on the date of our 2015 annual meeting. Options to purchase 9,000 shares for each of Mr. Cimochowski, Ms. Qualters and Mr. Selzer were outstanding at December 31, 2015.

RELATED PERSON TRANSACTIONS

During the period from October 2015 to March 2016, the Company sold SMT inspection equipment and related options to Key Tronic Corporation, of which Mr. Gates is President and Chief Executive Officer and a director. The aggregate purchase price paid by Key Tronic to the Company for this equipment was $542,591. These transactions were conducted at arm’s length in the ordinary course of business of CyberOptics and Key Tronic, and the terms of sale were no more favorable to Key Tronic than sales to unaffiliated parties by CyberOptics. As discussed above, under the heading “Information About Our Board of Directors and Its Committees, and Other Corporate Governance Matters—Our Board and Board Leadership—Compensation and Independence,” our Board of Directors has determined that the relationship between CyberOptics and Key Tronic is immaterial to the gross revenues of CyberOptics, and that Mr. Gates is an independent director.

PROPOSAL 2—APPROVAL OF AMENDMENTS TO 1998 STOCK INCENTIVE PLAN

As of March 16, 2016, our Board of Directors approved, upon recommendation of the Compensation Committee and subject to shareholder approval, amendments to our 1998 Stock Incentive Plan, as amended (the “Employee Plan”), that would (a) increase the number of shares of Common Stock reserved for issuance pursuant to awards granted under the Employee Plan, (b) extend the term of the Employee Plan, and (c) make other changes to such plan so that its terms are consistent with certain current corporate governance “best practices.” The purpose of the Employee Plan is to aid the Company in attracting and retaining management personnel and other persons providing valuable services to the Company, to offer such personnel and other persons incentives to put forth maximum efforts for the success of the Company’s business and to afford such personnel and other persons an opportunity to acquire a proprietary interest in the Company.

Proposed Amendments to Employee Plan

The proposed amendments would make the following changes to the Employee Plan:

•	Increase the number of shares of Common Stock authorized for issuance pursuant to awards granted under the Employee Plan by 350,000 shares (i.e., increase the authorized shares from 1,475,000 to 1,825,000);
•	Extend the term of the Employee Plan from May 21, 2017 to May 20, 2027;
•	Prohibit the repricing of stock options and stock appreciation rights granted under the Employee Plan;
•	Eliminate the authority to grant “reload options” pursuant to the Employee Plan; and
•	Provide that the Employee Plan will be administered and interpreted in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

At February 29, 2016, only 148,290 shares of Common Stock remained available under the Employee Plan for future grants of awards. During the past four years, we have granted new awards with respect to approximately 195,000 shares per year under the Employee Plan. Accordingly, the Company expects that the shares currently authorized for issuance under the Employee Plan will be depleted in 2016. Our Board of Directors and our Compensation Committee believe that stock options and restricted stock units are critical components of the compensation program provided to our management, technical and other personnel. If no additional shares of Common Stock are available for grants of awards under the Employee Plan, the Board of Directors and the Compensation Committee does not believe the Company would have the ability to attract and retain these personnel. Our Board of Directors is recommending the amendment to increase the number of authorized shares under the Employee Plan so that the Compensation Committee will have the ability to grant stock options and restricted stock unit awards at the current levels for the next several years, as well as the ability to accommodate any stock awards that might be required in connection with acquisitions.

In addition to the anticipated depletion of authorized shares under the Employee Plan, the plan will terminate on May 21, 2017. Accordingly, in order to allow the Compensation Committee to make awards under the Employee Plan after such date, our Board of Directors is recommending an amendment extending the term of the Employee Plan until May 20, 2027.

The amendments to the Employee Plan that would prohibit the repricing of stock options and stock appreciation rights, and eliminate the authority to grant reload options, are being proposed so that the terms of the Employee Plan reflect current corporate governance best practices. In response to pressure from institutional and other shareholders as well as the proxy advisory firms, virtually all new stock incentive plans prohibit the repricing of stock options and stock appreciation rights. In addition, reload options (i.e., additional options that are granted automatically upon the exercise of previously granted stock options) have fallen almost universally out of favor with institutional and other investors.

Finally, the Board of Directors is proposing an amendment to ensure the Employee Plan is interpreted and administered in a manner consistent with the requirements of Section 409A of the Code. If awards made under a stock incentive plan do not comply with Section 409A (which deals with non-qualified deferred compensation), the recipient of the award may be subject to additional income tax and excise tax liability.

Summary of Employee Plan

The Employee Plan is administered by our Compensation Committee. The Compensation Committee has the authority to select the individuals to whom awards are granted; to determine the types of awards that are granted and the number of shares of Common Stock covered by the awards; to set the terms and conditions of the awards; to determine whether the payment of any amounts received under any award may be deferred; and to establish rules for the administration of the Employee Plan.

The Employee Plan permits the granting of a variety of different types of awards, including stock options, stock appreciation rights, restricted stock and restricted stock units, performance awards, and dividend equivalents. Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Awards may provide that upon grant or exercise the holder will receive cash, shares of Common Stock or other securities, awards or property, or any combination thereof, as the Compensation Committee shall determine. The exercise price per share under any stock option, and the grant price of other awards under the Employee Plan, other than restricted stock units, may not be less than 100% of the fair market value of the Common Stock on the date of the grant of the option or other award. Fair market value under the Employee Plan is based on the closing price of the Company’s Common Stock on the Nasdaq Global Market on the date of grant.

Any employee, officer, consultant or independent contractor of CyberOptics and its affiliates is eligible to receive an award under the Employee Plan. During the past five years, we have limited grants of options and restricted stock units primarily to management-level employees and executive officers. No participant may be granted any award or awards under the Employee Plan, the value of which awards are based solely on an increase in the value of shares of the Company’s Common Stock after the date of grant of such awards, of more than 150,000 shares in the aggregate in any calendar year. The foregoing annual limitation specifically includes the grant of any “performance-based awards” within the meaning of Section 162(m) of the Code.

No award granted under the Employee Plan may be assigned, transferred, pledged or otherwise encumbered by the person to whom it is granted, otherwise than by will or the laws of descent and distribution, except that the Compensation Committee may permit the designation of a beneficiary. Each option or stock appreciation right is exercisable, during such person’s lifetime, only by such person or, if permissible under applicable law, by such person’s guardian or legal representative.

Under the Employee Plan, we have generally permitted participants receiving or exercising awards to surrender shares of our Common Stock (either shares received upon the receipt or exercise of the award or shares previously owned by the participant), or other property, to satisfy federal and state tax obligations.

Our Board of Directors may amend, alter or discontinue the Employee Plan at any time, provided that shareholder approval must be obtained for any such action that would (i) cause Rule 16b-3 under the Securities Exchange Act of 1934 to become unavailable with respect to the Employee Plan; (ii) violate the rules or regulations of the New York Stock Exchange, any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to CyberOptics; or (iii) cause CyberOptics to be unable, under the Code, to grant incentive stock options under the Employee Plan. Our Compensation Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Employee Plan to the extent the Compensation Committee concludes the correction is necessary to satisfy the intent of the Employee Plan and does not adversely impact outstanding awards. The Compensation Committee may waive any condition of, or rights of CyberOptics under any outstanding award, prospectively or retroactively, but may not amend or terminate any outstanding award, prospectively or retroactively, without the consent of the holder or beneficiary of the award. The Employee Plan presently expires on May 21, 2017. Awards granted before that date will remain outstanding for their term regardless of expiration of the Employee Plan.

Form of Awards Granted

Although the Employee Plan allows us to grant a variety of equity based awards, all of the awards historically granted under the Employee Plan have been stock options or restricted stock units.

The Employee Plan allows us to grant both incentive stock options meeting the requirements of Section 422 of the Code, and non-qualified stock options that do not meet those requirements. Nevertheless, because of the tax and accounting consequences of incentive stock options, all of the options we have granted during the past five years have been nonqualified options. During this period, options have generally had a term of seven years and vested with respect to one-quarter of the shares subject to the option on the first, second, third and fourth anniversaries of the grant date. Vesting of the option accelerates if an employee is terminated without cause after a change in control.

The restricted stock units that we have granted under the Employee Plan represent the right to receive shares of Common Stock in the future if the holder of the restricted stock units remains employed through the date the units vest. The restricted stock units that we have granted generally vest in annual installments of one-quarter of the shares subject to the award on the first, second, third and fourth anniversaries of the grant date. As in the case of the options the Company has granted, the restricted stock units vest if an employee is dismissed without cause after a change in control.

Although it has no current plans to do so, our Compensation Committee may determine to grant options or restricted stock units in the future with different terms, including performance vesting or other vesting terms, and may determine to grant other forms of equity-based awards under the Employee Plan.

Federal Income Tax Consequences

The grant of an option with an exercise price at least equal to fair market value generally will not result in any taxable income to the recipient on the date of grant. The holder of an incentive stock option generally will have no taxable income upon exercising an incentive stock option (except that a liability may arise under the alternative minimum tax), and CyberOptics will not be entitled to a tax deduction when an incentive stock option is exercised. Upon exercising a non-qualified stock option, the option holder is required to recognize ordinary income for federal income tax purposes equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and CyberOptics will be entitled at that time to a tax deduction in the same amount.

The tax consequences to an optionee upon a disposition of shares acquired through the exercise of an option will depend upon how long the shares have been held and upon whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option. Generally, there will be no tax consequence to CyberOptics in connection with disposition of shares acquired under an option, except that CyberOptics may be entitled to a tax deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.

The grant of a restricted stock unit also is not expected to result in taxable income to the recipient on the date of grant. When a restricted stock unit vests and shares of our Common Stock are delivered to the holder, the holder is required to recognize ordinary income in an amount equal to the fair market value on the vesting date of any shares of Common Stock received, and CyberOptics will be entitled to a tax deduction in a corresponding amount.

The preceding discussion is based on U.S. federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. federal income tax aspects of the Employee Plan or the various forms of award that may be granted under the Employee Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the Employee Plan. CyberOptics strongly encourages participants to consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them.

The affirmative vote of the holders of a majority of the Common Stock represented at the meeting is required to approve the amendments to the Employee Plan. Our Board recommends a vote FOR the amendments to the Employee Plan as described above.

PROPOSAL 3—APPROVAL OF NON-EMPLOYEE DIRECTOR STOCK PLAN

As of March 16, 2016, our Board of Directors approved, subject to shareholder approval, the Non-Employee Director Stock Plan (the “Non-Employee Director Plan”). The purpose of the Non-Employee Director Plan is to promote the interests of CyberOptics by enhancing its ability to attract and retain the services of non-employee directors without cash outlay and by encouraging the accumulation of shares of the Company’s Common Stock in order to align the interests of our non-employee directors with the Company’s shareholders and incentivize these directors to put forth maximum efforts for the success of the Company’s business.

Under the Non-Employee Director Plan, each non-employee director of the Company will automatically be granted, on the date of each annual meeting of shareholders at which such director is elected to serve on the Board of Directors (beginning with the 2016 annual meeting) (a) a stock option to purchase 4,000 shares of Common Stock and (b) 2,000 shares of Common Stock.

Under our current Stock Grant Plan for Non-Employee Directors, each non-employee director is entitled to receive an annual grant of 1,000 shares of Common Stock on the date of his or her reelection to the Board. Our Board of Directors adopted the Non-Employee Director Plan upon the recommendation of our Compensation Committee. Prior to making its recommendation, the Compensation Committee reviewed the amount of equity-based compensation provided to our non-employee directors in relation to the equity-based compensation offered to non-employee directors of comparable companies. Based on this review, the Compensation Committee determined that our stock-based compensation for non-employee directors was generally significantly less than the compensation provided by comparable companies. Our Compensation Committee also determined that the current Stock Grant Plan for Non-Employee Directors was not effective in aligning the interests of our non-employee directors with our shareholders by encouraging our non-employee directors to accumulate shares of Common Stock. Our Compensation Committee and our Board of Directors believes that the anticipated annual cost increase resulting from implementation of the Non-Employee Director Plan will be outweighed by the benefits from increased share ownership by our non-employee directors.

Summary of Non-Employee Director Plan

Each stock option granted under the Non-Employee Director Plan will be fully exercisable beginning on the date of grant, and will have an exercise price equal to the closing price of the Common Stock of the Company as reported by the Nasdaq Global Market on the date of grant. Each stock option will have a term of 10 years. All stock options granted under the Non-Employee Director Plan will be non-qualified stock options that are not intended to meet the requirements of Section 422 of the Code. During the lifetime of each non-employee director, the stock options he or she has received may be exercised only by the non-employee director and shall not be assignable or transferable, other than by will or the laws of descent and distribution. Payment of the exercise price of the stock options will be made in cash (including bank check, personal check or money order) or by delivering to the Company for cancellation shares of Common Stock of the Company with a fair market value equal to the exercise price of the option.

The shares of Common Stock granted under the Non-Employee Director Plan will be fully vested and not subject to forfeiture beginning as of the grant date. A certificate representing the shares will be issued and delivered to each non-employee director as soon as practicable after the grant date.

Under the Non-Employee Director Plan, 100,000 shares of Common Stock will be authorized for issuance pursuant to the plan. If there is any change in the Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in corporate structure, appropriate adjustments in the number of shares of Common Stock to be issued under the plan will be made.

The Non-Employee Director Plan will be effective on the date of approval of the plan by shareholders at the 2016 Annual Meeting of Shareholders, and will terminate on the 10th anniversary of the date of the 2016 annual meeting. The Non-Employee Director Plan may be terminated by the Board of Directors at any time, but the plan may not be amended without shareholder approval.

Upon shareholder approval of the Non-Employee Director Plan, the existing Stock Grant Plan for Non-Employee Directors will be terminated, and none of the non-employee directors of the Company will receive grants of shares of the Company’s Common Stock on the date of the 2016 annual meeting under such plan. If the Non-Employee Director Plan is not approved by shareholders at our 2016 annual meeting, our non-employee directors will continue to receive automatic annual grants of 1,000 shares on the date of each annual meeting at which they are reelected.

If the Non-Employee Director Plan is approved at the 2016 annual meeting, each of Mr. Cimochowski, Ms. Qualters, Mr. Selzer and Mr. Gates will receive an immediately exercisable stock option for 4,000 shares of Common Stock and 2,000 fully-vested shares of Common Stock.

Federal Income Tax Consequences

The grant of stock options (which have an exercise price equal to the fair market value of our Common Stock) to our non-employee directors generally will not result in any taxable income to the directors on the date of grant. When a stock option granted under the Non-Employee Director Plan is exercised, the non-employee director exercising the option is required to recognize ordinary income for federal income tax purposes equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and CyberOptics will be entitled at that time to a tax deduction in the same amount. The grant of shares of Common Stock under the Non-Employee Director Plan will cause the director who receives the shares to recognize, for federal income tax purposes, ordinary income equal to the fair market value per share of our Common Stock on the date of the annual meeting multiplied by the 2,000 shares received, and we will have a corresponding deduction. The preceding discussion is based on U.S. federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. federal income tax aspects of the Non-Employee Director Plan or the stock options or shares that may be granted under the Non-Employee Director Plan. A non-employee director may also be subject to state and local taxes in connection with the grant of such stock options or shares under the Non-Employee Director Plan.

The affirmative vote of the holders of a majority of the Common Stock represented at the meeting is required to approve the Non-Employee Director Plan. Our Board recommends a vote FOR the Non-Employee Director Plan as described above.

EXECUTIVE COMPENSATION

Executive Officers

We describe in this section the executive compensation paid to our two current executive officers, Dr. Kulkarni and Jeffrey A. Bertelsen.

Subodh Kulkarni, our President and Chief Executive Officer, serves on our Board of Directors and his background is described above under the heading “Proposal 1—Election of Directors.”

Jeffrey A. Bertelsen, 53, joined CyberOptics as Vice President—Finance and Chief Financial Officer in 2005. On February 21, 2014, Mr. Bertelsen was appointed Chief Operating Officer, and also retained his positions as Vice President—Finance and Chief Financial Officer. Mr. Bertelsen also was appointed Secretary in February 2016. Before joining CyberOptics, Mr. Bertelsen was Vice President, Finance, Corporate Controller and Treasurer and Assistant Secretary of Computer Network Technology Corporation (“CNT”), a provider of storage networking equipment and solutions. During his 10 years at CNT, Mr. Bertelsen held various positions starting as controller in 1995. Prior to joining CNT, Mr. Bertelsen was a CPA with KPMG LLP.

Compensation

We provide three principal forms of compensation to our executive officers: (1) an annual cash salary; (2) an annual cash incentive plan under which bonuses are paid if certain financial performance goals are achieved; and (3) long-term equity-based compensation in the form of stock options and restricted stock units. Our Compensation Committee, consisting solely of independent directors, determines the compensation of our executive officers. We have not historically employed a compensation consultant and did not use a consultant in setting executive compensation for 2014 or 2015. Although our President and Chief Executive Officer participates in formulating compensation for other employees, the Compensation Committee approves all executive compensation, and, in the case of the President and Chief Executive Officer, without his participation.

Salaries. Dr. Kulkarni, who became our Executive Chairman in September 2013, was paid $15,000 per month for his services until he was appointed President and Chief Executive Officer effective February 1, 2014. We executed an employment agreement with Dr. Kulkarni under which his salary was set at $300,000 for 2014, he was granted an option to purchase 80,000 shares of the Company’s Common Stock, and he was granted restricted stock units with respect to 20,000 shares of Common Stock. For 2015, we increased Dr. Kulkarni’s salary by 10% to $330,000 to better align his base compensation with chief executive officers of public companies having annual revenues under $50 million. Mr. Bertelsen’s salary for 2015 was increased by slightly less than 1% to $222,000.

Annual Incentive Compensation. Our Compensation Committee established an annual cash incentive plan for fiscal 2015, which was finalized in February 2015. The cash incentive plan for 2015 was based entirely upon actual financial performance relative to targeted financial performance. The cash incentive plan for 2014 based 70% of incentive compensation upon financial performance relative to targeted financial performance, and 30% on specific operating goals. The 2015 plan provided for incentive pay based on the achievement of financial targets, including revenue, operating earnings (loss) and cash balances. The 2015 Plan provided that Dr. Kulkarni could earn up to 50% of his salary ($165,000) if the Company’s performance was at the target level, and Mr. Bertelsen could earn up to 33.3% of his salary ($74,000) if the Company’s performance was at the target level. The following table sets forth the payout, as a percentage of salary, at threshold performance, target performance and maximum performance levels with respect to financial goals that could have been achieved and that were actually achieved for 2015:

	Financial Goals
	Threshold[1]	Target[2]	Maximum[3]	Actual
Dr. Kulkarni[4]
Revenue	4.0%	20.0%	40.0%	00.0%
Operating Profit	3.0%	15.0%	30.0%	00.0%
Cash Balance	3.0%	15.0%	30.0%	00.0%
	10.0%	50.0%	100.0%	00.0%
Mr. Bertelsen[4]
Revenue	2.7%	13.3%	26.6%	00.0%
Operating Profit	2.0%	10.0%	20.0%	00.0%
Cash Balance	2.0%	10.0%	20.0%	00.0%
	6.7%	33.3%	66.6%	00.0%

[1]	Threshold was set at revenue of $47.0 million, an operating loss of $0.5 million and cash of $19.0 million.
[2]	Target was set at revenue of $51.5 million, an operating profit of $0.5 million and cash of $20.0 million.
[3]	Maximum was set at revenue of $55.5 million, an operating profit of $1.5 million and cash of $21.0 million.
[4]	The maximum payable for Dr. Kulkarni was 100% of salary, and for Mr. Bertelsen was 66.6% of salary.

Neither Dr. Kulkarni nor Mr. Bertelsen earned a bonus under our executive incentive compensation plan for 2015 because actual financial performance was below the minimum threshold level for each of the metrics set forth above.

Long-Term Equity Incentive. We typically grant options and restricted stock units to management employees as long-term compensation in December of each year, with both restricted stock units and options vesting over a four-year period from date of grant, and options having a seven-year term. Dr. Kulkarni received options and restricted stock units when he agreed to the terms of his employment in January 2014. Mr. Bertelsen received an additional option for 10,000 shares with his February 21, 2014 appointment as our Chief Operating Officer. Consistent with our standard policy, we granted restricted stock units and options to Dr. Kulkarni and Mr. Bertelsen in December 2015 at the same time we granted equity incentives to other management employees.

Other Benefits. We do not maintain a pension plan and do not provide our executives with non-qualified deferred compensation. We have historically matched 50% of employee contributions to our 401(k) plan, up to contributions by the employee equal to 6% of annual compensation. The 401(k) plan benefits received by our executive officers are the same as those offered to all employees participating in the plan.

Employment and Severance Agreements. We have an employment agreement with Dr. Kulkarni and a severance pay agreement with Mr. Bertelsen. Dr. Kulkarni’s employment agreement provides for participation in our annual incentive compensation plan at 50% of salary if target performance is achieved, for severance of one times salary if his employment is terminated prior to a change of control without cause, and for severance pay equal to twice his salary if his employment is terminated within one year after a change of control by the Company without cause or by Dr. Kulkarni for good reason. Dr. Kulkarni agreed in the employment agreement to assign any intellectual property he develops while an employee of the Company and to refrain from competing with us, or from soliciting our employees, for a period of one year after his employment terminates.

Under our severance pay agreement with Mr. Bertelsen, the Company would be obligated to pay him one times his annual compensation averaged over the three years preceding his termination of employment, and accelerate the vesting of the restricted stock units and stock options he holds, if we terminate his employment without cause or he terminates his employment with good reason within two years after a change of control.

For purposes of these agreements “cause” is defined as the willful misconduct, or failure to perform services, by the executive, and “good reason” is defined as the failure of the Company to assign the executive responsibilities comparable to his existing responsibilities, a relocation of the Company’s offices by more than 50 miles, or a reduction in compensation. A “change of control” is defined as a public announcement that any person or persons acting in concert have acquired 40% of our Common Stock; a change of control required to be reported under proxy rules; a change in a majority of our directors, other than by succession; shareholder approval of a merger, consolidation or sale of substantially all our assets; or a decision of our directors that a change of control has occurred.

Summary Compensation Table

The following table summarizes, for 2015 and 2014, the total compensation that we paid or accrued for our executive officers. The value of the stock awards and option awards reflected in the table represent the grant date value of the awards. No discretionary bonuses were paid in the years presented.

	Year	Salary	Stock Awards[1]	Option Awards[1]	Non-Equity Incentive Plan Compen- sation		All Other Compen- sation[2]	Total
Subodh Kulkarni[3]	2015	$330,000	$62,825	$150,700	$—		$7,950	$551,475
President and Chief Executive Officer	2014	303,462	199,525	394,434	207,179	[4]	7,800	1,112,400

Jeffrey A. Bertelsen	2015	222,000	32,310	71,240	—		7,950	333,500
Chief Financial Officer and Chief Operating Officer	2014	218,217	30,784	104,985	85,440	[4]	7,058	446,484

[1]	Represents the grant date fair market value as determined using the Black-Scholes valuation model for stock options, and the market value of our Common Stock for restricted stock units. See Note 7 to our consolidated financial statements included as Item 8 to our Annual Report on Form 10-K for a description of the calculation of grant date fair market value.

[2]	Consists of contributions by the Company to our 401(k) plan.

[3]	Dr. Kulkarni was not required to provide full-time services to the Company while serving as Executive Chairman prior to February 2014.

[4]	Payment based on Company performance under our annual cash incentive plan for 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table lists the options and restricted stock units held by Dr. Kulkarni and Mr. Bertelsen at December 31, 2015. All of the options become exercisable, to the extent not already vested, in annual increments of one-quarter of the number of shares subject to the options on the first four anniversaries of the date of grant and expire seven years from the date of grant.

	Option Awards					Restricted Stock Unit Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested[1] ($)
Dr. Kulkarni	20,000	60,000	[2]	6.97	1/14/21
	9,688	29,062	[3]	9.62	12/5/21
		55,000	[4]	7.18	12/11/22
						15,000	[2]	114,750
						4,687	[3]	35,856
						8,750	[4]	66,938

Mr. Bertelsen	15,000			4.80	5/18/16
	10,000			8.71	12/10/17
	17,500	5,833	[5]	7.30	1/6/19
	12,501	4,166	[6]	7.48	12/14/19
	8,375	8,375	[7]	5.39	12/6/20
	2,500	7,500	[8]	7.70	2/21/21
	4,625	13,875	[3]	9.62	12/5/21
		26,000	[4]	7.18	12/11/22
						972	[5]	7,436
						694	[6]	5,309
						1,375	[7]	10,519
						2,400	[3]	18,360
						4,500	[4]	34,425

[1]	Based on the closing price of our Common Stock on December 31, 2015 of $7.65 per share.
[2]	Vests with respect to 33% of such shares on January 14, 2016, 2017 and 2018.
[3]	Vests with respect to 33% of such shares on December 5, 2016, 2017 and 2018.
[4]	Vests with respect to 25% of such shares on December 11, 2016, 2017, 2018 and 2019.
[5]	Vests on January 6, 2016.
[6]	Vests on December 14, 2016.
[7]	Vests with respect to 50% of such shares on December 6, 2016 and 2017.
[8]	Vests with respect to 33% of such shares on February 21, 2016, 2017 and 2018.

Equity Compensation Plan Information

The following table summarizes information regarding our equity compensation plans as of December 31, 2015:

Equity compensation plans approved by security holders	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding those reflected in column (a))
1998 Stock Incentive Plan[1]	588,815	$6.94	153,290
Stock Option Plan for Non-Employee Directors	36,000	13.31	—
Stock Grant Plan for Non-Employee Directors	N/A	N/A	28,000
Employee Stock Purchase Plan[2]	N/A	N/A	95,757
Total	624,815	$7.30	277,047

[1]	In addition to stock options, shares may be issued pursuant to stock appreciation rights, restricted stock and restricted stock unit awards, performance awards and dividend equivalents.

[2]	Shares are issued based on employees’ elections to participate in the plan.

PROPOSAL 4—ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

As described in more detail under the heading “Executive Compensation” in this Proxy Statement, the compensation we pay our executive officers generally reflects our results of operations. Our Board selects salary levels for executives adequate to compensate them relative to their peers, annually creates an incentive program for all management employees that is based primarily upon our revenue, operating income and cash balances, and provides long-term equity-based incentives designed to align executive officer compensation with long-term strategic operating and financial goals. Our Board believes these compensation policies achieve the objective of aligning compensation with Company performance. Consistent with requirements of the federal securities law, we are asking our shareholders, on an advisory basis, to approve the compensation of our executive officers by adopting the following resolution:

RESOLVED, that the shareholders approve the compensation of our executive officers as described in the Summary Compensation Table, the other executive compensation tables and the related disclosure contained in the Proxy Statement dated April 12, 2016.

Our Board of Directors recommends a vote “FOR” this resolution. Your vote is advisory and will not be binding upon our Compensation Committee. The Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

BENEFICIAL OWNERSHIP

The following table provides information at February 29, 2016 about the ownership of our Common Stock by each person known to us to beneficially own 5% or more of our Common Stock, by each of our directors, by each of our executive officers, and by all our executive officers and directors as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746[2]	587,326	8.7%
Heartland Advisors, Inc. and William J. Nasgovitz 789 North Water Street Milwaukee, WI 53202[3]	550,000	8.1%
Jeffrey Bertelsen	121,605	1.8%
Alex B. Cimochowski[4]	23,944	*
Craig D. Gates	4,000	*
Subodh Kulkarni	68,058	1.0%
Irene M. Qualters	18,000	*
Michael M. Selzer, Jr.	20,950	*
All executive officers and directors as a group (6 persons)	256,557	3.7%

*Less than 1%

[1]	Includes 78,834 shares for Mr. Bertelsen, 9,000 shares for Mr. Cimochowski, 9,000 shares for Ms. Qualters, 9,000 shares for Mr. Selzer, 49,688 shares for Dr. Kulkarni and 155,522 shares for all officers and directors as a group, purchasable upon exercise of options exercisable within 60 days of February 29, 2016.

[2]	Based on an amendment to Schedule 13G filed February 9, 2016. Represents shares held by investment companies over which Dimensional Fund Advisors has sole power of disposition and includes 584,426 shares over which it has sole voting power. Dimensional Fund Advisers disclaims beneficial ownership of such shares.

[3]	Based on Schedule 13G filed February 5, 2016. Represents shares held by The Heartland Value Fund, for which Heartland Advisors, Inc. serves as investment advisor. William J. Nasgovitz is a control person of Heartland Advisors, Inc. and disclaims beneficial ownership of such shares.

[4]	Includes 4,550 shares held by a spouse or in trust for children.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our directors and officers, and any beneficial owner of more than 10% of our Common Stock, are required to report their ownership of our equity securities and any changes in ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established by the SEC, and we are required to disclose in this Proxy Statement any delinquent filing of those reports and any failure to file reports during the fiscal year ended December 31, 2015. Based upon information provided by officers and directors, all our officers, directors and 10% shareholders filed all reports on a timely basis in the 2015 fiscal year.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Our management is responsible for our internal controls and our financial reporting process. Our independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on those financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee has reviewed and discussed the audited financial statements contained in our Annual Report on Form 10-K with management and Grant Thornton LLP, our independent registered public accounting firm. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles.

In connection with our consolidated financial statements for the fiscal year ended December 31, 2015, the Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by PCAOB AU sec. 380, Communications with Audit Committees and SEC’s Regulation S-X, Rule 2-07, Communications with Audit Committees, which, among other items, includes:

•	matters related to the conduct of the audit of our financial statements;

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements, if any, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements (there were no such disagreements).

Grant Thornton LLP also provided the Audit Committee with written disclosures and the letter required by Rule 3526 of the PCAOB, Communications with Audit Committees Concerning Independence, which relates to the auditors’ independence from the Company and its related entities, and the Audit Committee discussed with Grant Thornton LLP its independence.

Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Securities and Exchange Commission.

Members of the Audit Committee

Alex B. Cimochowski
Craig D. Gates
Irene M. Qualters

INDEPENDENT ACCOUNTANTS AND PAYMENT OF FEES

Grant Thornton LLP has audited our financial statements since 2009. The following is a summary of the fees billed to us by Grant Thornton LLP for professional services rendered for the years ended December 31, 2015, and December 31, 2014:

Fee Category	2015 Fees	2014 Fees
Audit Fees	$202,500	$279,122
Audit-Related Fees	—	—
Tax Fees	57,778	56,487
All Other Fees	—	—
Total Fees	$260,278	$335,609

Audit Fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and reviews of the interim consolidated financial statements included in our quarterly reports, and services that are normally provided by our independent public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include audits in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, tax consultation concerning treatment of income taxes in U.S. GAAP-based financial statements and consultations concerning financial accounting and reporting standards.

Tax Fees consist of fees billed for professional services for corporate tax return preparation and filing, compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, custom and duties, acquisitions and divestitures and international tax planning.

All Other Fees (if any) consist of fees for products and services other than the services reported above.

PROPOSAL 5 — RATIFY THE APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee is asking shareholders to ratify its appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2016, in order to ascertain the views of our shareholders on this appointment. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of CyberOptics and its shareholders.

Representatives of Grant Thornton LLP will be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions after the meeting.

The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the annual meeting on this item of business is required for the approval of the proposal (provided that the number of shares voted in favor of the proposal constitutes more than 25% of the outstanding shares of our Common Stock).

The Audit Committee of the Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of Grant Thornton LLP to serve as our independent registered public accounting firm for the year ending December 31, 2016. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the ratification of the appointment.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE NEXT ANNUAL MEETING

Any shareholder wishing to include a proposal in our proxy solicitation materials for our next annual meeting of shareholders must submit the proposal for consideration in writing to our Secretary at our principal executive offices, 5900 Golden Hills Drive, Minneapolis, Minnesota 55416, no later than December 13, 2016.

Our Bylaws provide that a shareholder may nominate from the floor a person for election as a director or present from the floor a shareholder proposal at an annual meeting if proper written notice is received by our Secretary at our principal executive offices in Minneapolis, Minnesota at least 120 days in advance of the date that is one year after the date of the proxy statement for the prior year’s annual meeting. For the 2017 annual meeting, notices of director nominations and shareholder proposals to be made from the floor must be received on or before December 13, 2016. The notice must contain the specific information required by our Bylaws, including information regarding the director nominee or a description of the business desired to be brought before the meeting. Director nominations and shareholder proposals for which notice is received by us after December 13, 2016 may not be presented in any manner at the 2017 annual meeting.

Our management will use discretionary authority to vote against any shareholder proposal or director nominee not made by management, presented at the next annual meeting if: (i) the proposal or nominee has been properly omitted from our proxy materials under federal securities laws; (ii) notice of the proposal or nominee was not submitted to the Secretary at the address set forth above by December 13, 2016; or (iii) the proponent has not solicited proxies in compliance with federal securities laws from the holders of at least the percentage of our voting shares required to carry the proposal or elect the nominee.

GENERAL

Our Board of Directors does not know of any matters other than those described in this Proxy Statement that will be acted upon at the Annual Meeting of Shareholders. In the event that any other matters properly come before the meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey A. Bertelsen
Secretary

Dated: April 12, 2016

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
:	INTERNET/MOBILE – www.proxypush.com/cybe
Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 19, 2016.
(	PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 19, 2016.

*	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2, 3, 4 and 5.

1.	Election of directors:	01	Alex B. Cimochowski	04	Irene M. Qualters	☐	Vote FOR	☐	Vote WITHHELD
		02	Craig D. Gates	05	Michael M. Selzer, Jr.		all nominees		from all nominees
		03	Subodh Kulkarni				(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve amendments to the CyberOptics Corporation 1998 Stock Incentive Plan, as amended.	☐	For	☐	Against	☐	Abstain

3.	To approve the CyberOptics Corporation Non-Employee Director Stock Plan.	☐	For	☐	Against	☐	Abstain

4.	To approve compensation to our executive officers (nonbinding).	☐	For	☐	Against	☐	Abstain

5.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm.	☐	For	☐	Against	☐	Abstain

6.	To consider such other matters as may properly come before the meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

- -

CYBEROPTICS CORPORATION

2016 ANNUAL SHAREHOLDERS MEETING

Dorsey & Whitney
50 South Sixth Street, 15th Floor
Minneapolis, Minnesota

May 20, 2016 3:00 p.m.

proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Subodh Kulkarni and Jeffrey A. Bertelsen, and each of them, with power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of CyberOptics Corporation, to be held on May 20, 2016 and any adjournments thereof, as specified below on the matters referred to, and, in their discretion, upon any other matters which may be brought before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY BY
MAIL OR ELECTRONICALLY AS DESCRIBED ON THE REVERSE SIDE.

See reverse for voting instructions.